Exhibit 99.1

Inventure Foods Reports Fourth Quarter and Fiscal 2014 Financial Results

PHOENIX, February 26, 2015 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods”, or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the fourth quarter and fiscal year ended December 27, 2014.

Fourth Quarter 2014 Highlights

•                  Consolidated net revenues increased 25.3% to $73.7 million.

•                  EBITDA of $8.0 million, an increase of 38.9% compared to prior year’s adjusted EBITDA*.

•                  Diluted earnings per share was $0.17.

Fiscal Year 2014 Highlights

•                  Consolidated net revenues increased 32.5% to $285.7 million.

•                  Adjusted EBITDA* increased 38.5% to $24.9 million.

•                  Diluted earnings per share was $0.53, or $0.47 adjusted diluted earnings per share*.

“Our fourth quarter results demonstrate the continued execution of our ongoing strategic initiatives to drive growth as our team captured consumer demand in key product categories. This was led by our Boulder Canyon brand posting an 88.1% sales increase and snack private label sales more than doubling, along with sales increases in our frozen berry business, the addition of our Fresh Frozen Foods business and the second consecutive quarter of double digit frozen beverage sales growth compared to the same quarter last year,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We are pleased to have ended fiscal 2014 with solid top-line momentum driven by strength in our healthy/natural product portfolio which increased 55.4% compared to the prior year and now represents 83% of our consolidated business.  During the quarter we also invested in our Fresh Frozen business to support future growth, and while the business did not meet our aggressive targets, the acquisition was still accretive to earnings for the year.”

(All comparisons above are to the fourth quarter and twelve fiscal months of 2013)

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Fourth Quarter Fiscal 2014

Consolidated net revenues increased 25.3% to $73.7 million, compared to $58.9 million in the prior year period. The increase in net revenues was due to a 41.9% increase in the Company’s healthy/natural product portfolio. Gross profit as a percent of net revenues increased 210 basis points to 20.6%, compared to 18.5% in the prior year. The increase in gross margin was driven by a 430 basis point margin improvement in the Company’s Snack segment as a result of improved product and channel mix with a stronger emphasis on higher margin branded products and the use of the Company’s higher margin grown frozen berries compared to the use of lower margin purchased berries in the prior year as a result of the timing of purchases.  These improvements in gross margin were partially offset by increased trade spending in the Company’s frozen vegetable business.  Selling, general and administrative (“SG&A”) expenses were 12.5% of net revenues and increased 110 basis points when excluding the acquisition costs in the prior year.

Net income was $3.4 million, or $0.17 diluted earnings per share for the fourth quarter of 2014, compared to $2.0 million, or $0.10 diluted earnings per share in the prior year period. Excluding deal costs associated with the Company’s Fresh Frozen acquisition in November 2013, adjusted net income was $2.8 million, or $0.14 diluted earnings per share, for the fourth quarter of 2013.  For the fourth quarter, the Company’s base business delivered an earnings increase of $0.07 per diluted share, partially offset by a $0.04 per diluted share reduction in earnings associated with Fresh Frozen trade spend investments to support future sales and distribution growth.  EBITDA was $8.0 million compared to adjusted EBITDA of $5.8 million, an increase of 38.9%.  Adjusted EBITDA in the fourth quarter of 2013 includes an add-back of $1.1 million associated with Fresh Frozen acquisition-related transaction costs.

Fiscal Year 2014

Consolidated net revenues for the year ended December 27, 2014 increased 32.5% to $285.7 million, compared to $215.6 million in the prior year.  Gross profit increased 36.6% to $53.1 million, compared to $38.9 million in the prior year and as a percentage of net revenues, increased 60 basis points to 18.6%.  SG&A expenses reflects a number of adjustments including the reversal of the Fresh Frozen Foods contingent consideration liability offset by estimated Jamba litigation settlement costs and fees associated with the Company’s secondary offering.  The net impact of these items reduced SG&A expenses by $1.9 million.  In fiscal 2013 SG&A expenses included $1.4 million of acquisition-related transaction costs.  Excluding the impact of these items, SG&A expenses increased $9.5 million to $36.1 million, compared to $26.6 million in the prior year and as a percentage of net revenues, increased 30 basis points to 12.6%, compared to 12.3% in the prior year.  The increase in SG&A expenses were primarily due to full year costs of our two acquired business in 2013, increased incentive compensation expenses, higher health insurance costs under the Company’s partially self-insured plan, and as a result of reinvesting a portion of earnings back into the business to support future growth.

Fiscal 2014 net income was $10.6 million and fully diluted earnings per share was $0.53.  Excluding the aforementioned items, adjusted net income increased 23.5% to $9.3 million, or $0.47 adjusted earnings per diluted share, compared to adjusted net income of $7.6 million, or $0.38 adjusted earnings per diluted share in the prior year.  Adjusted EBITDA increased 38.5% to $24.9 million compared to $18.0 million in fiscal 2013 and for our base business increased 21.1%.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the fourth quarter of 2014 increased 30.0% to $45.6 million, compared to $35.1 million in the prior year period.  Gross profit increased $2.4 million, or 33.8%, to $9.5 million in the fourth quarter of 2014, compared to $7.1 million in the prior year period. As a percentage of net revenues, fourth quarter gross profit increased 60 basis points to 20.9% compared to the prior year period.  This margin increase was primarily due to the use of the Company’s higher margin grown frozen berries compared to the use of lower margin purchased berries in the prior year as a result of the timing of purchases partially offset by increased trade spending in our frozen vegetable business.

Net revenues for fiscal 2014 increased 53.3% to $179.5 million, compared to $117.1 million in the prior year. Gross profit increased $9.6 million, or 42.1%, to $32.3 million in 2014, compared to $22.7 million in the prior year.

Snack Segment: Net revenues during the fourth quarter of 2014 increased 18.4% to $28.1 million, compared to $23.8 million in the prior year period. Gross profit increased $1.9 million, or 50.7%, to $5.6 million in the fourth quarter of 2014, compared to $3.7 million in the prior year period.  As a percentage of net revenues, fourth quarter gross profit increased 430 basis points to 20.0% compared to the prior year period.

Net revenues for fiscal 2014 increased 7.8% to $106.1 million, compared to $98.5 million in the prior year. The year-over-year increase was impacted by a $4.2 million reduction in net sales as a result of the Company’s decision to discontinue lower margin sales; adjusting for these discontinued sales, fiscal 2014 Snack segment net revenues increased 12.7%.  Gross profit increased $4.7 million, or 28.8%, to $20.8 million in 2014, compared to $16.1 million in the prior year.

Mr. McDaniel concluded, “Our team successfully generated positive sales growth in our Frozen and Snack segments combined with solid gross profit margin improvement in the quarter compared to last year. We remain focused on higher margin sales growth and improved operational efficiencies as we build our existing brands and leverage our recent acquisitions.”

Conference Call

The Company will hold an investor conference call today, Thursday, February 26, 2015, at 11:00 a.m. Eastern time. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, our ability to improve business profitability to support our future growth, execute our ongoing initiative to generate healthy EBITDA growth through a focus on strong sales growth, enhancing margins and leveraging the capabilities of our acquired businesses, expand our distribution and further explore new product categories, execute our strategic initiatives to further strengthen our brand portfolios, expand our margin profile and increase profitability long-term. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Net revenues	$73,746	$58,852	$285,663	$215,580
Cost of revenues	58,570	47,983	232,542	176,694
Gross profit	15,176	10,869	53,121	38,886
Selling, general & administrative expenses	9,196	7,795	34,188	28,036
Operating income	5,980	3,074	18,933	10,850
Interest expense, net	704	231	2,604	872
Income before income taxes	5,276	2,843	16,329	9,978
Income tax provision	1,868	836	5,768	3,360
Net income	$3,408	$2,007	$10,561	$6,618

Earnings per common share:
Basic	$0.17	$0.10	$0.54	$0.34
Diluted	$0.17	$0.10	$0.53	$0.33

Weighted average number of common shares:
Basic	19,564	19,454	19,500	19,360
Diluted	20,062	19,916	19,990	19,789

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 27, 2014	December 28, 2013

Assets
Current assets:
Cash and cash equivalents	$495	$910
Accounts receivable, net allowance	22,420	23,618
Inventories	65,216	43,086
Deferred income tax asset	1,228	755
Other current assets	1,220	1,223
Total current assets	90,579	69,592

Property and equipment, net	55,200	50,140
Goodwill	23,286	23,064
Trademarks and other intangibles, net	24,543	25,624
Other assets	1,702	1,671
Total assets	$195,310	$170,091

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,533	$19,380
Accrued liabilities	12,978	10,121
Current portion of long-term debt	7,041	6,110
Total current liabilities	35,552	35,611

Long-term debt, less current portion	59,218	61,865
Line of credit	18,802	3,223
Deferred income tax liability	6,869	4,188
Interest rate swaps	349	526
Other liabilities	2,554	5,525
Total liabilities	123,344	110,938

Shareholders’ equity:
Common stock	200	198
Additional paid-in capital	33,100	30,960
Accumulated other comprehensive loss	(134)	(244)
Retained earnings	39,271	28,710
	72,437	59,624

Less: treasury stock	(471)	(471)
Total shareholders’ equity	71,966	59,153
Total liabilities and shareholders’ equity	$195,310	$170,091

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarter Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Reconciliation — EBITDA (1):
Reported net income	$3,408	$2,007	$10,561	$6,618
Add back: Interest, net	704	231	2,604	872
Add back: Income tax provision	1,868	836	5,768	3,360
Add back: Depreciation	1,741	1,407	6,683	5,430
Add back: Amortization of intangible assets	301	200	1,204	288
EBITDA(1)	$8,022	$4,681	$26,820	$16,568
Adjustments:
Subtract: Fresh Frozen contingent consideration	—	—	(2,653)	—
Add back: Jamba litigation settlement	—	—	435	—
Add back: Offering costs	—	—	326	—
Add back: Acquisition-related transaction costs	—	1,093	—	1,427
Adjusted EBITDA(1)	$8,022	$5,774	$24,928	$17,995

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarter Ended		Year Ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Reported net income	$3,408	$2,007	$10,561	$6,618
Fresh Frozen contingent consideration adjustment, net of tax	—	—	(1,716)	—
Jamba litigation settlement, net of tax	—	—	285	—
Offering costs, net of tax	—	—	213	—
Acquisition-related transaction costs, net of tax	—	772	—	946
Adjusted net income(2)	$3,408	$2,779	$9,343	$7,564
Adjusted diluted earnings per share(2)	$0.17	$0.14	$0.47	$0.38

(1)  EBITDA is defined as net income, net of taxes, interest expense, income taxes, depreciation and amortization. We further adjust EBITDA to exclude the Fresh Frozen Foods contingent consideration adjustment, the estimated Jamba litigation settlement, offering expenses and acquisition-related transaction costs which are not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income and adjusted diluted earnings per share permit a comparative assessment of our SG&A expenses, net income and diluted earnings per share by excluding the Fresh Frozen Foods contingent consideration adjustment, the estimated Jamba litigation settlement, offering expenses and acquisition-related transaction costs to make a more meaningful comparison of our operating performance.